Exhibit 99.1

MAXIMUS Reports Fiscal 2012 Third Quarter Results

- MAXIMUS Reiterates Full Year Revenue Guidance and Increases Earnings Estimates -

RESTON, Va.--(BUSINESS WIRE)--August 7, 2012--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for its fiscal third quarter ended June 30, 2012.

Key highlights include:

●	Revenue for the third quarter grew 12% to $266.4 million compared to the same period last year.
●	Adjusted diluted earnings per share from continuing operations totaled $0.62 for the third quarter.
●	Cash and cash equivalents totaled $168.9 million at June 30, 2012.
●	Sales pipeline reached a record level of $3.4 billion at August 3, 2012.
●	The Company successfully completed a large change order that was previously expected to occur in the fourth quarter and contributed approximately $10.2 million in revenue in the third quarter.

Revenue for the fiscal 2012 third quarter increased 12% to $266.4 million compared to $238.3 million for the same period last year, driven by growth in the Health Services Segment and revenue from the PSI acquisition that closed on April 30, 2012. Compared to the same period last year, revenue increased 13% on a constant currency basis and organic revenue grew 2%.

Third quarter GAAP income from continuing operations, net of taxes, totaled $20.5 million, or $0.59 per diluted share. Adjusted diluted earnings per share from continuing operations totaled $0.62 and excluded net legal and acquisition related expenses. The tax rate in the quarter was higher than anticipated due to a larger mix of revenue from higher tax rate jurisdictions in the United States and tempered earnings by approximately $0.03 per diluted share.

During the quarter, MAXIMUS signed a change order to modify the scope of work on a large health program and reimburse the Company for work performed in prior periods. The change order was previously expected to occur in the fourth quarter and contributed approximately $10.2 million in revenue and $0.10 of diluted earnings per share in the third quarter.

“During the third quarter, MAXIMUS made steady progress towards several domestic and international initiatives. The integration of PSI into our U.S. operations is going smoothly, and we expanded our global workforce services footprint with new contracts in Saudi Arabia and Australia. At the same time, we are making good progress as we position our domestic health and federal services operations for new opportunities,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS. “Our sales pipeline of $3.4 billion is at record levels and we are awaiting decision on approximately $1.7 billion of proposals. The team delivered another great quarter, allowing us to increase our earnings outlook for the remainder of fiscal 2012 and setting a growth platform for fiscal 2013.”

Health Services Segment

Health Services Segment revenue for the third quarter of fiscal 2012 increased 20% to $170.4 million compared to $141.8 million for the same period last year, principally driven by the completion of a large change order that contributed $10.2 million of revenue in the third quarter, strong organic growth, and contributions from the PSI acquisition. Operating income for the third quarter totaled $25.7 million with an operating margin of 15.1%. Revenue and margin benefitted from the change order, which helped offset the ramp up of new contracts.

Human Services Segment

Human Services Segment revenue for the fiscal 2012 third quarter totaled $96.0 million, which was 1% lower compared to last year, but grew 2% on a constant currency basis. Operating income for the third quarter was $9.2 million and operating margins were 9.6%. As expected, results were affected by the ongoing ramp up of the UK Work Programme contract. Contributions from the PSI acquisition were tempered by operations in Australia where work on short term programs was completed, caseload volumes were lower, and foreign currency was unfavorable relative to the same period last year.

Sales and Pipeline

At August 3, 2012, fiscal year-to-date signed contract wins totaled $1.2 billion compared to $1.4 billion reported for the same period last year; the prior-year period included approximately $990 million related to four large contract renewals including the new Work Programme award in the United Kingdom. New contracts pending (awarded but unsigned) totaled $185.8 million compared to $338 million last year. Sales opportunities (pipeline) are at record levels and at August 3, 2012 totaled $3.4 billion (consisting of $1.7 billion in proposals pending, $118 million of proposals in preparation, and $1.5 billion in proposals tracking) compared to $1.8 billion the prior year.

Balance Sheet and Cash Flows

Cash and cash equivalents increased to $168.9 million at June 30, 2012. For the fiscal 2012 third quarter, cash provided by operating activities from continuing operations totaled $16.0 million with free cash flow of $9.7 million. The Days Sales Outstanding (DSO) for the third quarter were 58 days.

On May 31, 2012, MAXIMUS paid a quarterly cash dividend of $0.09 per share and in July 2012, the Company announced its next quarterly cash dividend of $0.09 per share, payable on August 31, 2012 to shareholders of record on August 15, 2012.

Outlook

The Company is reiterating its fiscal 2012 revenue guidance and increasing its earnings guidance. The Company still expects revenue to range between $1.030 billion and $1.060 billion, and now expects adjusted diluted earnings per share from continuing operations for fiscal 2012 in the range of $2.25 to $2.35 compared to its prior guidance of $2.20 to $2.30. The Company also reiterated its cash flow guidance with cash provided by operating activities derived from continuing operations to be in the range of $100 million to $120 million, and free cash flow from continuing operations to be in the range of $75 million to $95 million.

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, August 7, 2012, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through August 21, 2012. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay account number: 316
Replay conference ID number: 397858

About MAXIMUS

MAXIMUS is a leading health and human services administrator for governments in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers administrative solutions to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support enforcement programs across the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has more than 8,800 employees worldwide. For more information, visit www.maximus.com.

Non-GAAP Measures

This release refers to non-GAAP financial measures, including free cash flows from operating activities, adjusted diluted earnings per share from continuing operations, constant currency revenue growth, organic growth, and operating income excluding legal, settlement and acquisition-related expenses.

To provide constant currency information, revenue from foreign operations is converted into United States dollars using average exchange rates from the previous fiscal year. We believe constant currency revenue growth provides a useful basis for assessing the performance of the Company excluding foreign exchange fluctuations. To provide organic growth information, revenue in the prior year is compared to the current year without PSI revenues. We believe organic growth provides a useful basis for assessing the performance of the business excluding PSI. We have provided a reconciliation of free cash flows to operating cash flows from continuing operations. We believe that free cash flows from operations is a useful basis for investors to compare our performance across periods or across our competitors. Free cash flows show the effects of the Company’s operations and routine capital expenditure and exclude the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions. We have provided a reconciliation to adjusted diluted earnings per share and operating income excluding legal, settlement and acquisition-related expenses. We believe that these measures are a useful basis for assessing the Company’s performance excluding the effect of the costs of acquiring PSI and the recovery of insurance claims in the periods shown.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to net income, cash flows from operating activities, diluted earnings per share, revenue growth and operating income as measures of performance.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Revenue	$266,353	$238,296	$749,408	$679,526
Cost of revenue	187,652	171,897	546,094	494,102
Gross profit	78,701	66,399	203,314	185,424
Selling, general and administrative expenses	43,877	35,259	114,592	97,498
Acquisition-related expenses	1,877	—	2,110	—
Legal and settlement costs (recovery), net	(352)	361	(990)	361
Operating income from continuing operations	33,299	30,779	87,602	87,565
Interest and other income, net	1,164	961	3,092	2,371
Income from continuing operations before income taxes	34,463	31,740	90,694	89,936
Provision for income taxes	13,987	11,780	38,349	33,351
Income from continuing operations	20,476	19,960	52,345	56,585

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	—	(65)	—	(330)
Gain (loss) on disposal	9	(3)	117	(662)
Income (loss) from discontinued operations	9	(68)	117	(992)

Net income	$20,485	$19,892	$52,462	$55,593

Basic earnings (loss) per share:
Income from continuing operations	$0.60	$0.58	$1.55	$1.64
Income (loss) from discontinued operations	—	(0.01)	—	(0.03)
Basic earnings per share	$0.60	$0.57	$1.55	$1.61

Diluted earnings (loss) per share:
Income from continuing operations	$0.59	$0.56	$1.51	$1.59
Income (loss) from discontinued operations	—	—	—	(0.03)
Diluted earnings per share	$0.59	$0.56	$1.51	$1.56

Dividends paid per share	$0.09	$0.075	$0.27	$0.21
Dividends declared per share	$0.09	$0.165	$0.27	$0.30

Weighted average shares outstanding:
Basic	33,973	34,708	33,807	34,496
Diluted	34,868	35,803	34,720	35,612

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	September 30,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$168,900	$172,950
Restricted cash	11,930	4,839
Accounts receivable — billed, net of reserves of $4,580 and $3,265	157,795	146,900
Accounts receivable — unbilled	12,385	7,170
Prepaid income taxes	3,258	12,959
Deferred income taxes	23,916	19,256
Prepaid expenses and other current assets	39,266	27,202
Total current assets	417,450	391,276

Property and equipment, net	57,227	51,740
Capitalized software, net	26,140	26,616
Goodwill	104,697	71,323
Intangible assets, net	27,050	5,651
Deferred contract costs, net	6,717	8,020
Deferred income taxes	789	732
Deferred compensation plan assets	8,803	8,004
Other assets, net	2,713	1,917
Total assets	$651,586	$565,279

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60,755	$55,470
Accrued compensation and benefits	47,769	47,748
Deferred revenue	62,619	47,902
Current portion of long-term debt	171	42
Acquisition-related contingent consideration	1,951	1,840
Income taxes payable	5,418	5,104
Other accrued liabilities	6,942	5,787
Total current liabilities	185,625	163,893
Deferred revenue, less current portion	5,021	2,575
Long-term debt	1,538	1,654
Acquisition-related contingent consideration, less current portion	390	388
Income taxes payable, less current portion	1,387	1,484
Deferred income taxes	16,798	11,945
Deferred compensation plan liabilities, less current portion	11,128	8,883
Total liabilities	221,887	190,822

Shareholders’ equity:
Common stock, no par value; 60,000 shares authorized; 56,515 and 56,018 shares issued and 34,050 and 33,793 shares outstanding at June 30, 2012 and September 30, 2011, at stated amount, respectively	395,441	377,579
Treasury stock, at cost; 22,465 and 22,225 shares at June 30, 2012 and September 30, 2011, respectively	(425,791)	(416,850)
Accumulated other comprehensive income	15,949	12,480
Retained earnings	444,100	401,248
Total shareholders’ equity	429,699	374,457
Total liabilities and shareholders’ equity	$651,586	$565,279

MAXIMUS, Inc,
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$20,485	$19,892	$52,462	$55,593
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	(9)	68	(117)	992
Depreciation and amortization	6,968	5,696	18,513	16,479
Deferred income taxes	687	(774)	(4,628)	372
Non-cash equity based compensation	3,208	2,441	8,841	6,936
Change in assets and liabilities:
Accounts receivable — billed	(184)	12,483	7,084	10,887
Accounts receivable — unbilled	281	(1,162)	218	859
Prepaid expenses and other current assets	(4,153)	220	(8,245)	1,889
Deferred contract costs	210	(620)	1,319	(1,849)
Accounts payable	(15,572)	(4,827)	(3,274)	7,460
Accrued compensation and benefits	2,267	6,061	(4,020)	(506)
Deferred revenue	(130)	(2,679)	11,161	(13,975)
Income taxes	631	(2,883)	9,541	(13,217)
Other assets and liabilities	1,334	183	(3,794)	(1,435)
Cash provided by continuing operations	16,023	34,099	85,061	70,485
Cash used in discontinued operations	—	(135)	—	(1,086)
Cash provided by operating activities	16,023	33,964	85,061	69,399

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(66,000)	—	(66,000)	—
Proceeds from sale of discontinued operations	—	—	2,240	—
Purchases of property and equipment	(5,308)	(4,499)	(11,884)	(10,963)
Capitalized software costs	(1,018)	(1,821)	(2,850)	(5,693)
Proceeds from note receivable	27	65	299	65
Cash used in investing activities — continuing ops	(72,299)	(6,255)	(78,195)	(16,591)

Cash flows from financing activities:
Employee stock transactions	279	1,037	1,966	9,050
Repurchases of common stock	(140)	(8,515)	(9,889)	(16,974)
Tax benefit due to option exercises and restricted stock units vesting	965	1,409	3,475	5,227
Issuance (repayment) of long-term debt	—	4	—	304
Cash dividends paid	(3,056)	(2,598)	(9,117)	(7,241)
Cash used in financing activities — continuing ops	(1,952)	(8,663)	(13,565)	(9,634)

Effect of exchange rate changes on cash and cash equivalents	(2,409)	1,815	2,649	5,521

Net increase in cash and cash equivalents	(60,637)	20,861	(4,050)	48,695

Cash and cash equivalents, beginning of period	229,537	183,155	172,950	155,321

Cash and cash equivalents, end of period	$168,900	$204,016	$168,900	$204,016

MAXIMUS, Inc.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2012	% (1)	2011	% (1)	2012	% (1)	2011	% (1)

Revenue:
Health Services	$170,403	100%	$141,788	100%	$489,616	100%	$409,578	100%
Human Services	95,950	100%	96,508	100%	259,792	100%	269,948	100%
Total	266,353	100%	238,296	100%	749,408	100%	679,526	100%

Gross Profit:
Health Services	50,787	29.8%	35,459	25.0%	127,923	26.1%	108,056	26.4%
Human Services	27,914	29.1%	30,940	32.1%	75,391	29.0%	77,368	28.7%
Total	78,701	29.5%	66,399	27.9%	203,314	27.1%	185,424	27.3%

Selling, general, and administrative expense:
Health Services	25,135	14.8%	19,536	13.8%	67,286	13.7%	53,958	13.2%
Human Services	18,727	19.5%	16,032	16.6%	47,291	18.2%	43,834	16.2%
Corporate/Other	15	NM	(309)	NM	15	NM	(294)	NM
Total	43,877	16.5%	35,259	14.8%	114,592	15.3%	97,498	14.3%

Operating income from continuing operations:
Health Services	25,652	15.1%	15,923	11.2%	60,637	12.4%	54,098	13.2%
Human Services	9,187	9.6%	14,908	15.4%	28,100	10.8%	33,534	12.4%
Corporate/Other	(15)	NM	309	NM	(15)	NM	294	NM
Subtotal: Segment Operating Income	34,824	13.1%	31,140	13.1%	88,722	11.8%	87,926	12.9%
Legal, settlement and acquisition-related expenses, net	(1,525)	NM	(361)	NM	(1,120)	NM	(361)	NM
Total	$33,299	12.5%	$30,779	12.9%	$87,602	11.7%	$87,565	12.9%

(1) % of respective segment revenue. Changes not considered meaningful are marked “NM.”

MAXIMUS, Inc.
Non-GAAP Measures

PRO FORMA DILUTED EPS FROM CONTINUING OPERATIONS
("Adjusted Diluted EPS")
FY 2011 and FY 2012
(Unaudited)

	Quarter Ended
	Dec. 31,	Mar. 31,	Jun. 30,
	2011	2012	2012
Diluted EPS from continuing operations-GAAP basis	$0.51	$0.41	$0.59

Pro forma adjustments:
Legal, settlement and acquisition-related expenses, net	–	(0.01)	0.03
Adjustment for tax accounts	–	0.09	–
Subtotal pro forma adjustments	–	0.08	0.03

Adjusted Diluted EPS from continuing operations	$0.51	$0.49	$0.62

					Year
	Quarter Ended				Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Sept. 30,
	2010	2011	2011	2011	2011
Diluted EPS from continuing operations-GAAP basis	$0.50	$0.54	$0.56	$0.73	$2.31

Pro forma adjustments:
Legal and settlement expense, net	–	–	–	(0.02)	(0.02)
Adjustment for tax accounts	0.01	0.01	0.01	(0.07)	(0.04)
Subtotal pro forma adjustments	0.01	0.01	0.01	(0.09)	(0.06)

Adjusted Diluted EPS from continuing operations	$0.51	$0.55	$0.57	$0.64	$2.25

FREE CASH FLOW
(In thousands)
(Unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011

Cash provided by operating activities – continuing ops	$16,023	$34,099	$85,061	$70,485
Purchases of property and equipment	(5,308)	(4,499)	(11,884)	(10,963)
Capitalized software costs	(1,018)	(1,821)	(2,850)	(5,693)
Free cash flow	$9,697	$27,779	$70,327	$53,829

CONTACT:
MAXIMUS, Inc.
Lisa Miles, 703-251-8637